Exhibit 99.1

Greenbacker Renewable Energy Company LLC Announces December 31, 2016 Net Asset Value Per Share and Revised Share Offering Prices

New York, NY – February 1, 2017 - Greenbacker Renewable Energy Company LLC (the “Company”) announced today that its Board of Directors (“Board of Directors”) approved the December 31, 2016 net asset value per share of $8.69 for Class A and I shares of common stock, respectively, a decrease of $0.05 per share from the prior quarter end’s valuation. In addition, the Board of Directors approved the December 31, 2016 net asset value per share of $8.44 for Class C shares of common stock, a decrease of $0.05 per share from the prior quarter. Due to the changes in net asset values per share, the Company revised the per share offering price for each class of shares effective February 8, 2017, to the following - $10.224 per Class A share, $9.526 per Class C share and $9.391 per Class I share.

Due to the changes in the share offering prices, the Company’s Board of Directors authorized cash distributions payable on March 1, 2017, April 3, 2017 and May 1, 2017 to shareholders of record as of February 28, 2017, March 31, 2017, and April 28, 2017, respectively, of $0.00168066 per share, per day for Class A and I shares and $0.00163500 per share, per day for Class C shares to maintain the current annual distribution rates.

About Greenbacker Renewable Energy Company

Greenbacker Renewable Energy Company is a publicly registered, non-traded limited liability company that expects to acquire a diversified portfolio of income-producing renewable energy power plants, energy efficiency projects and other sustainable investments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in the Company‘s expectations.

Media Contact:

David Sher

Director, Greenbacker Renewable Energy Company LLC

917-309 -1234